PURCHASE AND SALE AGREEMENT
                       ---------------------------

   THIS AGREEMENT made and entered into as of the 18th day of June, 1997, by and between JOHN HANCOCK REALTY INCOME FUND LIMITED PARTNERSHIP, a Massachusetts limited partnership, having its principal address c/o The Real Estate Investment Group, John Hancock Place, P.O. Box 111, Boston, Massachusetts 02117 (hereinafter "Seller"), and GHB HOLDINGS, INC., a Rhode Island corporation, having an office address at c/o G & H Enterprises, 7 Beach Road, Belvedere, California 94920 (hereinafter "Buyer");

                             WITNESSETH THAT:

   WHEREAS, Seller is the owner of the premises known as the UNOCAL Building and located at 1300 North Dutton Avenue with a building containing approximately 24,126 square feet of space (the "Premises"), more particularly described on EXHIBIT A attached hereto and made a part hereof; and

   WHEREAS, Buyer desires to purchase the Premises and acquire possession thereof in accordance with the terms and conditions hereinafter set forth.

   NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth the parties hereto mutually agree as follows:

1. PURCHASE PRICE. The Premises are to be sold to Buyer for the sum of Two Million Eight Hundred Twenty-Eight Thousand Dollars ($2,828,000.00) (the "Purchase Price"), which Buyer shall pay to Seller on the Date of Closing by wiring immediately available Federal funds to such bank account as may be designated by Seller.

2. DEPOSIT. Buyer shall make an initial deposit of $25,000.00 (the "Initial Deposit") by official bank cashier's check with First American Title Insurance Company (Attention: Ms. Bonnie Wooley) (the "Title Company") simultaneously with the execution of this Agreement as a good faith deposit. Buyer shall make an additional deposit of $25,000.00 (the "Additional Deposit") with the Title Company within one (1) business day of the expiration of the Review Period (hereinafter, the Initial Deposit and the Additional Deposit and such interest as is earned thereon shall be referred to as the "Deposit"), which Deposit shall be disposed of in the manner herein provided. If Buyer performs all of its obligations under this Agreement, the Deposit shall either be applied against the Purchase Price or returned by Seller to Buyer on the Date of Closing, as hereinafter provided. If Seller shall be unable to deliver title and possession, as hereinafter provided, or if Buyer shall fail to perform any of its agreements hereunder, the Deposit shall be disposed of in the manner hereinafter provided.

3. CLOSING. Subject to the provisions of this Agreement, the deed shall be delivered at 10:00 o'clock A.M., Boston time, on or before no more than 60 days after loan commitment under section 21(b)July 22, 1997 (the "Date of Closing"), at the offices of the Title Company, unless otherwise agreed upon in writing.






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4.  BUYER'S REVIEW.  Buyer shall have until 5 o'clock P.M., Boston time, on
June 30, 1997 (the "Review Period") (a) to obtain and review a commitment for title insurance and a survey; (b) to make or have made such reasonable non-destructive inspections as it desires of the Premises, including, without limitation, the interior, exterior, and structure of all improvements, and the condition of soils and subsurfaces; and (c) to review all of Seller's financial records, contracts, and leases relating to the Premises. Notwithstanding the foregoing, Buyer shall have until July 15, 1997, to obtain lender's approval for matters set forth in (a) and (b) above. All such items shall be obtained and reviewed at Buyer's sole cost and expense, except as otherwise expressly provided herein. If Buyer has any objection to any of the matters set out in (a), (b), or (c) of this section 4, it may either notify Seller in writing of such objection on or before the end of the Review Period ("Notice of Objection"), provided that with such notice Buyer shall provide Seller with copies of all written materials which provide or evidence the basis of any such objection, or notify Seller in writing that this Agreement is terminated ("Notice of Termination"). Any matters not objected to in writing as herein provided shall be deemed waived. Upon the expiration of the Review Period without Notice of Objection or Notice of Termination, as provided herein, or upon Seller's cure of Buyer's objections, as provided in the following paragraph, or upon Buyer's actual or deemed notification to Seller that Buyer will proceed notwithstanding Seller's failure to cure Buyer's objections, as provided in the following paragraph, the Deposit will become nonrefundable, except in the case of Seller's default hereunder.

   If Seller is unwilling or unable to correct to Buyer's satisfaction all defects to which Buyer has objected within 30 days after receipt of Notice of Objection (provided that correction of defects objected to in the title commitment or survey may be accomplished either by removing such defects or by arranging for the title insurance policy to insure over such defects; and provided further that Seller may use the Purchase Price or any portion thereof to cure any such defects which may be cured by instruments recorded on the Date of Closing, or later if arrangements are made which are satisfactory to Buyer and the Title Company), Seller shall, at any time before the end of said 30-day period, so notify Buyer, provided that if Seller fails to give such notice, Seller shall be deemed to have notified Buyer on the 30th day after receipt of Notice of Objection that Seller is unwilling or unable to cure all defects to which Buyer has objected. Buyer shall, within ten days after Seller has given or is deemed to have given said notice, either (i) notify Seller that it shall waive said defect(s) and proceed to closing, as set out in section 3 hereof, or (ii) give Notice of Termination, provided that if Buyer fails to give such notice, Buyer shall be deemed to have notified Seller that it shall waive all defects and proceed to closing.

   Upon receipt of Notice of Termination the Deposit shall be refunded and this Agreement shall become null and void, and neither party shall be liable to the other for damages or otherwise, except as otherwise expressly provided herein.

5. CONDITION OF PREMISES. Buyer and Seller agree that Buyer is acquiring the Premises and any related personal property in their "AS IS" condition, WITH ALL FAULTS, IF ANY, AND WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED. Neither Seller nor any agents, representatives, or employees of Seller have made any representations or warranties, direct or indirect, oral or written, express or implied, to Buyer or any agents, representatives, or employees of Buyer with respect to the condition of the Premises or personal property, their fitness for any particular purpose, or their compliance with any laws, and Buyer is not aware of and does not rely upon any such representation to any other party. Buyer acknowledges that the Purchase Price might be higher if Buyer were not acquiring the Premises and personal property in "as is" condition. Buyer acknowledges that it either has had or will have before the Date of Closing the opportunity to make such inspections (or have such inspections made by consultants) as it desires of the Premises and personal property and all factors relevant to their use, including, without limitation, the interior, exterior, and structure of all improvements, and the condition of soils and subsurfaces (particularly with respect to the presence or absence of hazardous substances).

   After its inspections are completed, Buyer shall restore the Premises and personal property to their condition prior to Buyer's inspections. Buyer agrees to indemnify Seller for all claims or damages arising out of Buyer's inspections, including, without limitation, claims for personal injury or property damage, and including all costs and attorneys' fees. The obligations in this paragraph shall survive the Closing or the termination of this Agreement for any reason, including without limitation pursuant to section 4, 9, or 14 hereof.

   Buyer hereby releases Seller and its agents, representatives, and employees from any and all claims, demands, and causes of action, past, present, and future, that Buyer may have relating to (i) the condition of the Premises and the personal property at any time, before or after the Date of Closing, including, without limitation, the presence of any hazardous substance, or (ii) any other matter pertaining to the Premises or the personal property. This release shall survive the Closing or the termination of this Agreement for any reason.

   Seller shall deliver possession to Buyer, subject to the matters set forth in section 7(a)(1) hereof, not later than the Date of Closing, provided that all the terms and conditions of this Agreement have been complied with. Seller until the Date of Closing shall maintain, repair (subject to section 9 hereof), manage, and operate the Premises in a businesslike manner in accordance with Seller's prior practices; shall comply with its contractual obligations as owner of the Premises; shall maintain the types and amounts of insurance that are in force on the date of execution hereof; and shall not dissipate the Premises or remove any material property therefrom, except in the ordinary course of business.

6. ADJUSTMENTS AND PRORATIONS. All taxes, including, without limitation, real estate taxes and personal property taxes, collected rents, charges for utilities, including water, sewer, and fuel oil, and for utility services, maintenance services, maintenance and service contracts, all operating costs and expenses, and all other income, costs, and charges of every kind which in any manner relate to the operation of the Premises (but not including insurance premiums) shall be prorated to the Date of Closing, except that if Seller does not receive the Purchase Price (by receipt of wired funds or by receipt in hand of an official bank cashier's check) by noon, Boston time, on the Date of Closing, all prorations shall be made as of the following business day. Seller shall be entitled to all delinquent rents, without adjustment or appointment, irrespective of which party collects the same in the first instance, and Buyer shall pay any such delinquent rents to Seller forthwith upon receipt. If the amount of said taxes, assessments, or rents is not known on the Date of Closing, they shall be apportioned on the basis of the amounts for the preceding year, with a reapportionment as soon as the new amounts can be ascertained. If such taxes and assessments shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties, provided that neither party shall be obligated to institute or prosecute proceedings for an abatement unless otherwise agreed. Buyer shall be responsible for the payment of any assessments or notice of assessments made after the date of execution hereof for any public improvement, provided Buyer takes title hereunder. With respect to security deposits, if any, made by tenants on the Premises and actually received in hand by Seller, Buyer shall receive credit therefor in the proration of rents. Any deposits on utilities paid by Seller shall be returned to Seller. The foregoing provisions of this section shall not apply to any taxes, assessments, or other payments which are directly payable by tenants under their leases or reimbursable by such tenants to the owner of the Premises, as landlord, under their leases. On the Date of Closing, Seller shall deliver to Buyer all inventories of supplies on hand at the Premises owned by Seller, if any, at no additional cost to Buyer.

7. CLOSING DOCUMENTS. (a) SELLER'S DELIVERIES. Conditioned upon performance by Buyer hereunder, Seller shall execute and deliver to Buyer at the Closing the following documents ("Seller's Closing Documents"):

      (1) DEED. A grant deed conveying marketable title to the Premises subject to the following:

              (A) All easements, conditions, restrictions, and reservations of record and all private and public rights in highways and rights-of-way;

              (B) All building and zoning laws, ordinances, and State and Federal regulations;

              (C) Encroachments and all other matters that an accurate survey might show, provided that the same do not unreasonably interfere with the use of the Premises as an office building;

      (D) All possible objections waived by Buyer pursuant to section 4 hereof, either by Buyer's failure to object to such matters before the expiration of the Review Period or by Buyer's response (or failure to respond) to Seller's notice (or failure to give notice) that it will not cure such matters;

              (E)  Rights of tenants in possession as tenants only; and

      (F) Real estate taxes and all installments of special assessments or levies not yet due and payable on the Date of Closing.

      (2) BILL OF SALE. A bill of sale, assigning and transferring to Buyer all of the right, title, and interest of Seller in and to all tangible personal property, if any, owned by Seller and located upon the Premises.

      (3) ASSIGNMENT OF LEASES. An assignment of leases, tenancies, and security deposits, which will include an indemnification by Seller of Buyer for all landlord obligations accruing prior to the Date of Closing.

      (4) ASSIGNMENT OF SERVICE CONTRACTS. An assignment of maintenance and service contracts, which will include an indemnification by Seller of Buyer for all owner obligations accruing prior to the Date of Closing.

      (5) NON-FOREIGN CERTIFICATE. A certification that Seller is not a non-resident alien (a foreign corporation, partnership, trust, or estate as defined in the Internal Revenue Code and Treasury Regulations promulgated thereunder).

      (6) TENANT ESTOPPEL CERTIFICATE. An estoppel certificate from tenant in the form of EXHIBIT B attached hereto.

      (b) BUYER'S DELIVERIES. Conditioned upon performance by Seller hereunder, Buyer shall execute and deliver to Seller at the Closing the following documents:

      (1) ASSUMPTION OF LEASES. An assumption of leases, tenancies, and security deposits, which will include an indemnification by Buyer of Seller for all landlord obligations accruing on or after the Date of Closing.

      (2) ASSUMPTION OF SERVICE CONTRACTS. An assumption of maintenance and service contracts, which will include an indemnification by Buyer of Seller for all owner obligations accruing on or after the Date of Closing.

      (c) OTHER CLOSING DOCUMENTS. Each party shall deliver to the other party or the Title Company such duly executed and acknowledged or verified certificates, affidavits, and other usual closing documents respecting the power and authority to perform the obligations hereunder and as to the due authorization thereof by the appropriate corporate, partnership, or other representatives acting for it, as counsel for the other party or the Title Company may reasonably request.

8. COSTS. Buyer shall pay all settlement expenses, except as set forth in the following sentence, in connection with the transfer of the Premises, including, but not limited to, Buyer's attorneys' fees, the costs of obtaining a binder or commitment from a title insurance company, the premium for Buyer's title insurance policy, the cost of any survey desired by Buyer, all escrow fees and all other costs and expenses incidental to or in connection with closing this transaction. Seller shall pay only the attorneys' fees, if any, incurred by Seller in connection with this transaction, documentary transfer taxes, personal property sales taxes, conveyance, recording fees and the Broker's commission, but only if, as, and when the transaction contemplated hereby is fully consummated and the deed is recorded and the full consideration therefor has been received by Seller.

9. CASUALTY OR CONDEMNATION. In the event that prior to the Date of Closing either the improvements on the Premises are damaged or destroyed, in whole or in part, by fire or other cause, or any portion of the Premises becomes the subject of a condemnation proceeding by a public or quasi-public authority having the power of eminent domain, then either (a) the parties shall proceed with the transaction contemplated herein, in which event Buyer shall be entitled to receive any insurance proceeds or condemnation awards, or (b) in the event such damage, destruction, or condemnation involves, in the reasonable estimation of Seller, a loss in an amount in excess of ten per cent (10%) of the Purchase Price, or loss of all or a material portion of access to the Premises, either party, at its option, may terminate this Agreement by notice to the other within ten (10) days of Buyer's receipt of Seller's notice of such damage or proceeding, in which case the Deposit shall be refunded, and thereafter neither party shall have any further obligation or liability to the other by virtue of this Agreement, except as otherwise expressly provided herein.

10. INSURANCE. Seller shall not be obligated to assign to Buyer any fire, hazard, or liability insurance policies which it holds respecting the Premises, and Seller shall have the right to any and all refunds or rebates resulting from the termination of such policies.

11. BROKER'S COMMISSION. Buyer and Seller each hereby warrants and represents to the other that it has dealt with no broker or finder in connection with this transaction except Keegan & Coppin Company, Inc. and CB Commercial Real Estate Group, Inc. (the "Brokers"), and that it is not affiliated with the Brokers in any way. Buyer and Seller each hereby agrees to indemnify and hold the other harmless from and against any and all claims for brokerage or finder's fees or other similar commissions or compensation made by any and all other brokers or finders claiming to have dealt with the indemnifying party in connection with this Agreement or the consummation of the transaction contemplated hereby. The obligations in this section shall survive the Closing or the termination of this Agreement for any reason, including without limitation pursuant to section 4, 9, or 14 hereof.

12. SELLER'S PERFORMANCE. The acceptance of Seller's Closing Documents by Buyer shall be deemed to be a full performance and discharge of every agreement and obligation of Seller herein contained and expressed, except such as are, by the terms hereof, to be performed after the delivery of said instruments.

13. RECORDING PROHIBITED. This Agreement shall not be recorded with Sonoma County Records or in any other office or place of public record. If Buyer shall record this Agreement or cause or permit the same to be recorded, Seller may, at its option, elect to treat such act as a default by Buyer under this Agreement.

14. REMEDIES. If Seller defaults under this Agreement, Buyer's sole remedy, at law or in equity, shall be one of either (a) the return of the Deposit to Buyer, whereupon the obligations of Seller under this Agreement shall terminate; or (b) the right to obtain specific performance of Seller's obligation to convey the Premises pursuant to this Agreement, provided that in no event shall Seller be obliged to cure defects objected to by Buyer pursuant to section 4 hereof. In no event shall any officer, director, employee, agent, or representative of Seller have any personal liability in connection with this Agreement or transaction.

BUYER ACKNOWLEDGES THAT IF IT FAILS TO PURCHASE THE PREMISES FOR ANY REASON OTHER THAN FAILURE OF A CONDITION TO ITS PERFORMANCE, SELLER SHOULD BE ENTITLED TO COMPENSATION FOR THE DETRIMENT RESULTING THEREFROM, AND THEREFORE THE PARTIES AGREE AS FOLLOWS: IF BUYER SHALL DEFAULT IN ITS OBLIGATIONS TO PURCHASE THE PREMISES, SELLER SHALL BE ENTITLED TO RETAIN AS AND FOR ITS OWN PROPERTY, AS LIQUIDATED DAMAGES AND NOT AS A PENALTY, AN AMOUNT EQUAL TO THE DEPOSIT, TOGETHER WITH ANY AND ALL EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) THAT SELLER MAY INCUR IN COLLECTING SUCH LIQUIDATED DAMAGES. BOTH PARTIES ACKNOWLEDGE AND AGREE THAT SAID AMOUNT IS PRESENTLY A REASONABLE SUM CONSIDERING ALL OF THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, INCLUDING THE RELATIONSHIP OF THE SUM TO THE RANGE OF HARM TO SELLER THAT REASONABLY COULD BE ANTICIPATED AND THE ANTICIPATION THAT PROOF OF ACTUAL DAMAGES WOULD BE COSTLY OR INCONVENIENT. IN PLACING THEIR INITIALS AT THE PLACES PROVIDED,

SELLER  ------------------------ BUYER ------------------------------

EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS MADE. BOTH PARTIES AGREE THAT THIS SUM STATED AS LIQUIDATED DAMAGES SHALL BE IN LIEU OF ANY OTHER RELIEF TO WHICH SELLER MIGHT OTHERWISE BE ENTITLED BY VIRTUE OF THIS AGREEMENT OR OPERATION OF LAW.

   Nothing in this section 14 shall limit the express provisions of this Agreement obligating one party hereto to indemnify the other or to restore the Premises, including without limitation sections 5 and 11 hereof.

15. ASSIGNMENT. This Agreement may not be assigned by Buyer without the express written consent of Seller, which consent Seller may in its sole discretion withhold, except that Buyer may, without Seller's consent, assign this Agreement to a limited partnership of which Buyer (or a principal of Buyer) or any parent or any wholly owned subsidiary of Buyer are the sole general partners. No such assignment shall operate to relieve Buyer from any obligation hereunder.

16. WAIVER. No waiver of any breach of any agreement or provision contained herein shall be deemed a waiver of any preceding or succeeding breach of any other agreement or provision herein contained. No extension of time for the performance of any obligation or act shall be deemed an extension of time for the performance of any other obligation or act.

17.  TIME.  It is agreed that time is of the essence of this Agreement.

18. GOVERNING LAW. This Agreement shall be construed under the laws of the state in which the Premises are located.

19. NOTICES. All notices required or permitted to be given hereunder shall be in writing and sent by overnight delivery service (such as Federal Express), in which case notice shall be deemed given on the day after the date sent, or by personal delivery, in which case notice shall be deemed given on the date received, or by certified mail, in which case notice shall be deemed given three (3) days after the date sent, or by fax (with copy by overnight delivery service), in which case notice shall be deemed given on the date sent, to the appropriate address indicated below or at such other place or places as either Buyer or Seller may, from time to time, respectively, designate in a written notice given to the other in the manner described above.

     To Seller:       c/o The Real Estate Investment Group
                      John Hancock Place, P.O. Box 111
                      Boston, MA  02117
                      Re:  File No. LP-80401
                      Attention:  Mr. John M. Garrison
                      Fax No.:  (617) 572-3860 or 3866

                      With Copy To: John Hancock Realty Income Fund Limited Partnership
                      Law Department (T-50)
                      John Hancock Place, P.O. Box 111
                      Boston, MA 02117
                      Re:  File No. LP-80401
                      Attention:  Sadie R. Gordon, Esq.
                      Fax No.:  (617) 572-9268 or 9269

     To Buyer:        GHB Holdings, Inc.
                      c/o G & H Enterprises
                      7 Beach Road
                      Belvedere, CA  94920
                      Attention:  Mr. Lawrence Y. Goldberg
                      Fax No.:  (415) 789-9759

     With Copy To:    Richard Julien, Esq.
                      Richard Julien Law Corporation
                      220 Montgomery Street
                      Suite 393
                      San Francisco, CA 94104
                      Fax No.:  (415) 421-1317




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20.  CONFIDENTIALITY.  Buyer shall not disclose the financial and economic terms and conditions of the transaction contemplated herein except as may be necessary in the ordinary course of its business. All press releases or other dissemination of information to the media, or responses to requests from the media, for information relating to the transaction contemplated herein shall be subject to the prior written approval of Seller; provided that, following the Closing, Seller's approval shall not be unreasonably withheld or delayed. The obligations in this section shall survive the Closing or termination of this Agreement for any reason.

21. CONDITIONS PRECEDENT. (a) SELLER'S APPROVALS. Seller's obligation to close hereunder shall be conditioned upon the approval of this transaction by Seller's internal committees. If on or before the last day of the Review Period Seller has not notified Buyer that such approval has been granted, such approval shall be deemed not to have been granted, and the Deposit shall be refunded and this Agreement shall terminate, and neither party shall be liable to the other for damages or otherwise except as otherwise expressly provided herein.

   (b) BUYER'S FINANCING PERIOD. Buyer shall have until 5:00 o'clock P.M., Boston time, on July 15,ne 30, 1997 (the "Financing Period") to obtain a written loan commitment upon terms and conditions satisfactory to Buyer in Buyer's sole but reasonable discretion. In the event that Buyer is unable to obtain financing during the Financing Period, provided that Buyer has negotiated in good faith and diligently pursued the same, Buyer shall be entitled to a refund of the Deposit, provided that Buyer delivers to Seller a Notice of Termination prior to the expiration of the Financing Period. Upon the expiration of the Financing Period without Notice of Termination, as provided herein, the Deposit will become nonrefundable, except in the case of Seller's default hereunder.

22. ENTIRE AGREEMENT. This instrument, executed in duplicate, sets forth the entire agreement between the parties and may not be canceled, modified, or amended except by a written instrument executed by both Seller and Buyer.

   IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed the day and year first above written.

                              SELLER:

                              JOHN HANCOCK REALTY FUND LIMITED PARTNERSHIP, a Massachusetts limited partnership

                                By:  John Hancock Realty Equities, Inc.,
                                     a Delaware corporation,
                                     its General Partner

                                     By:____JOHN M. GARRISON______
                                        --------------------------
                                        Name:     John M. Garrison
                                        Title:    Investment Officer

                              BUYER:

                              GHB HOLDINGS, INC.


                              By:   LAWRENCE Y. GOLDBERG
                                 ----------------------------------
                                 Name:  Lawrence Y. Goldberg
                                        Title:  President and Chief
                                        Financial Officer